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Exhibit 11 - EARNINGS PER SHARE CALCULATION
HUDSON FOODS INC. AND SUBSIDIARIES
(IN THOUSANDS EXCEPT PER SHARE DATA)


                                     Three Months Ended
                                   December 31,  January 1,
                                         1994       1994
Net income                              $9,835      $6,095
Interest on convertible
  subordinated debentures
  net of income taxes                      --          217
                                     _________   _________
Adjusted net income                     $9,835      $6,312
                                     =========   =========


Primary earnings per share:

 Weighted average number of
  common shares outstanding             18,164      16,192
 Common stock equivalents:
  Dilutive options                         437         342
                                     _________   _________
 Weighted average number of
  common and common equivalent
  shares                                18,601      16,534
                                     =========   =========
 Primary earnings per share              $0.53       $0.37
                                     =========   =========
Fully diluted earnings
  per share:

 Weighted average number of
  common shares outstanding             18,164      16,192
 Common stock equivalents:
  Dilutive options                         454         343
  Convertible subordinated
   debentures                              --          830
                                     _________    ________
 Weighted average number of
  common and common equivalent
  shares                                18,618      17,365
                                     =========   =========
 Fully diluted earnings per
  share                                  $0.53       $0.36
                                     =========   =========
/TABLE
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